Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BONANZA CREEK ENERGY, INC.

November 1, 2021

This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (this “Amendment”) has been duly executed and is filed pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) to amend the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of Bonanza Creek Energy, Inc., a Delaware corporation (the “Corporation”), under the DGCL.

1. The name of the Corporation is “Bonanza Creek Energy, Inc.”.

2. The Board of Directors of the Corporation has duly adopted resolutions proposing and declaring advisable this Amendment in accordance with Section 242 of the DGCL.

3. This Amendment has been duly adopted in accordance with Section 242 of the DGCL.

4. Article I of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE 1. NAME

The name of this corporation is Civitas Resources, Inc. (the “Corporation”).”

5. This Amendment shall be effective immediately upon filing.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Amendment as of November 1, 2021.

BONANZA CREEK ENERGY, INC.

By:	/s/ Cyrus D. Marter IV
Name:	Cyrus D. Marter IV
Title:	Executive Vice President, General Counsel & Secretary

SIGNATURE PAGE TO

CERTIFICATE OF AMENDMENT TO

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BONANZA CREEK ENERGY, INC.